SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

BOCA RESORTS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

(BOCA RESORTS LOGO)

October 3, 2002

Dear Stockholder:

      You are cordially invited to attend the 2002 Annual Meeting of Stockholders of Boca Resorts, Inc. to be held at 9:00 a.m., Eastern Standard Time, on Tuesday, November 19, 2002, at the Yacht Club at the Boca Raton Resort & Club, 501 East Camino Real, Boca Raton, Florida 33432.

      The accompanying Notice of Annual Meeting and Proxy Statement describe the specific matters to be acted upon. In addition, there will be a business report on the progress of Boca Resorts, Inc. and an opportunity to ask questions of general interest to stockholders.

      Whether or not you plan to attend in person, it is important that your shares be represented at the Annual Meeting. Please sign, date and return your proxy card in the enclosed envelope as soon as possible. Alternatively, if you are a registered stockholder (the stock certificates for your shares are registered in your own name) you may vote your shares over the Internet or by automated telephone response, as further indicated on the Proxy Card. The Board of Directors recommends that stockholders vote FOR each of the matters described in the Proxy Statement to be presented at the Annual Meeting.

Sincerely,

/s/ H. Wayne Huizenga
H. Wayne Huizenga
Chairman of the Board

PROXY STATEMENT
BIOGRAPHICAL INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
CERTAIN TRANSACTIONS
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL ONE
ELECTION OF DIRECTORS
PROPOSAL TWO
AMENDMENT TO THE COMPANY’S STOCK OPTION PLAN
PROPOSAL THREE
RATIFICATION OF INDEPENDENT ACCOUNTANTS
STOCKHOLDER PROPOSALS
OTHER MATTERS
THIRD AMENDED AND RESTATED 1996 STOCK OPTION PLAN

(Boca Resorts Logo)
BOCA RESORTS, INC.
501 East Camino Real
Boca Raton, Florida 33432

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF BOCA RESORTS, INC.:

      The 2002 Annual Meeting of Stockholders (the “Annual Meeting”) of Boca Resorts, Inc. (the “Company”) will be held at 9:00 a.m., Eastern Standard Time, on November 19, 2002, at the Yacht Club at the Boca Raton Resort & Club, 501 East Camino Real, Boca Raton, Florida 33432 to consider and act on the following matters, all of which are set forth more completely in the accompanying Proxy Statement:

1. To elect directors to a term of office expiring at the Company’s 2003 Annual Meeting of Stockholders or until a successor of each is duly elected and qualified;

2. To consider and vote upon a proposal to amend the Company’s Second Amended and Restated 1996 Stock Option Plan (the “Stock Option Plan”) to increase, by 1,500,000 shares, the number of shares of Class A common stock, par value $.01 per share, of the Company which are issuable upon the exercise of stock options granted or to be granted under the Stock Option Plan;

3. To ratify the selection of Ernst & Young LLP as the Company’s independent public accountants for the year ending June 30, 2003; and

4. To transact such other business as may properly come before the Annual Meeting.

      The Board of Directors has fixed the close of business on September 25, 2002 as the record date for determining those stockholders entitled to notice of, and to vote at, the Annual Meeting.

      You are cordially invited to attend the Annual Meeting in person. EVEN IF YOU PLAN TO ATTEND IN PERSON, YOU ARE REQUESTED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE. ALTERNATIVELY, IF YOU ARE A REGISTERED HOLDER OF OUR STOCK YOU MAY VOTE YOUR SHARES OVER THE INTERNET OR BY AUTOMATED TELEPHONE RESPONSE, AS FURTHER INDICATED ON THE PROXY CARD. You may revoke your proxy at any time prior to its use.

By Order of the Board of Directors,

/s/ RICHARD L. HANDLEY

Richard L. Handley
Senior Vice President, Secretary and General Counsel

Boca Raton, Florida

October 3, 2002

PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT

PROMPTLY IN THE ENVELOPE PROVIDED. DO NOT RETURN YOUR
PROXY CARD IF YOU ARE VOTING BY INTERNET OR TELEPHONE.

BOCA RESORTS, INC.

501 East Camino Real
Boca Raton, Florida 33432

Annual Meeting of Stockholders

November 19, 2002

PROXY STATEMENT

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Boca Resorts, Inc. (the “Company”), for use at the 2002 Annual Meeting of Stockholders of the Company or any adjournment or postponement thereof (the “Annual Meeting”). The Annual Meeting will be held at 9:00 a.m., Eastern Standard Time, on November 19, 2002, at the Yacht Club at the Boca Raton Resort & Club, 501 East Camino Real, Boca Raton, Florida 33432.

      It is anticipated that this Proxy Statement, the Notice of Annual Meeting, the proxy card and the Company’s Annual Report to Stockholders will be mailed to stockholders of the Company on or about October 3, 2002.

Record Date

      Only stockholders of record at the close of business on September 25, 2002 (the “Record Date”) are entitled to vote at the Annual Meeting.

Shares Outstanding and Voting Rights

      As of the Record Date, there were 39,292,578 shares of the Company’s Class A common stock, par value $.01 per share (the “Class A Common Stock”), and 255,000 shares of the Company’s Class B common stock, par value $.01 per share (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”), issued and outstanding, all of which are entitled to be voted at the Annual Meeting. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to 10,000 votes, on each matter submitted to stockholders for approval at the Annual Meeting. Stockholders do have the right to cumulative voting for directors.

      H. Wayne Huizenga, the Chairman of the Board, currently owns all of the shares of Class B Common Stock. Accordingly, Mr. Huizenga is able to control the outcome on the matters that properly come before the Company’s stockholders for approval at the Annual Meeting.

Proxy Procedure

      Proxies properly executed and returned in a timely manner will be voted at the Annual Meeting in accordance with the directions noted thereon. If no direction is indicated, proxies will be voted for the election of the nominees named herein as directors. Any stockholder giving a proxy has the power to revoke it at any time before it is voted, either in person at the Annual Meeting, by written notice to the Secretary of the Company, or by delivery of a later-dated proxy (including a later-dated vote via Internet or telephone if you are a registered holder of Common Stock).

      Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the Annual Meeting and will be counted in determining whether or not a quorum (50% of the outstanding shares) is present. A quorum is required to conduct business at the Annual Meeting.

Voting Requirements

      If a properly executed proxy is returned and the stockholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter.

      If a properly executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matter.

Costs of Solicitation

      All costs of solicitation will be borne by the Company. The solicitation is to be principally conducted by mail and may be supplemented by telephone and personal contacts by directors, executive officers and employees of the Company, without additional remuneration. Arrangements will be made with brokerage houses, banks and custodians, nominees and other fiduciaries to forward solicitation materials to the beneficial owners of stock held of record. The Company will reimburse such persons for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

BIOGRAPHICAL INFORMATION REGARDING

DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth certain information, as of the Record Date, concerning each of the Company’s directors and executive officers.

Name	Age	Position

H. Wayne Huizenga	64	Chairman of the Board
Richard C. Rochon	45	Vice Chairman of the Board
David S. Feder	55	President and Chief Operating Officer
William M. Pierce	51	Senior Vice President, Treasurer and Chief Financial Officer
Richard L. Handley	55	Senior Vice President, Secretary and General Counsel
Steven M. Dauria	41	Vice President and Corporate Controller
Steven R. Berrard	48	Director
Dennis J. Callaghan	53	Director
Michael S. Egan	62	Director
Harris W. Hudson	59	Director
George D. Johnson, Jr	60	Director
Henry Latimer	64	Director
Peter H. Roberts	60	Director

      H. Wayne Huizenga has been the Company’s Chairman of the Board since September 1996. Mr. Huizenga has also served as Chairman of AutoNation, Inc. (“AutoNation”), which owns the nation’s largest chain of franchised automotive dealerships, since August 1995. From August 1995 to September 1999, Mr. Huizenga served as Chief Executive Officer or Co-Chief Executive Officer of AutoNation. Since May 1998, Mr. Huizenga has served as Chairman of the Board of Republic Services, Inc. (“Republic Services”), a leading provider of non-hazardous solid waste collection and disposal services. Since January 1995, Mr. Huizenga has served as the Chairman of the Board of Extended Stay America, Inc. (“Extended Stay”), an owner and operator of extended stay lodging facilities. Since June 1998, Mr. Huizenga has served as a director of NationsRent, Inc. (“NationsRent”), a national equipment rental company that markets products and services primarily to a broad range of construction and industrial customers. From May 2000 to June 2002, Mr. Huizenga was a director and Vice Chairman of the Board of Zixit Corporation, which develops and markets products and services that enhance privacy, security and convenience over the Internet. Since June 2000, Mr. Huizenga has served as a director of ANC Rental Corporation (“ANC”), which owns and operates Alamo-Rent-A-Car, National Car Rental and CarTemps USA. From September 1994 until October 1995, Mr. Huizenga served as the Vice Chairman of Viacom Inc. (“Viacom”), a diversified entertainment and communications company. During the same period, Mr. Huizenga also served as the Chairman of the Board of Blockbuster Entertainment Group, a division of Viacom. From April 1987 through September 1995, Mr. Huizenga served as the Chairman of the Board and Chief Executive Officer of Blockbuster, during which time he helped build Blockbuster from a 19-store chain into the world’s largest video rental company. In September 1994, Blockbuster merged into Viacom. In 1971, Mr. Huizenga co-founded Waste Management, Inc. (“Waste Management”), which he helped build into the world’s largest integrated solid waste services company, and he served in various capacities, including President, Chief Operating Officer and a director from its inception until 1984. Mr. Huizenga also owns the Miami Dolphins and Pro Player Stadium in South Florida. Mr. Huizenga is the brother-in-law of Harris W. Hudson.

      Richard C. Rochon has been a director of the Company since September 1996 and has served as the Company’s Vice Chairman since April 1997. From February 2002 to the present, Mr. Rochon has been the Chairman and Chief Executive Officer of Royal Palm Capital Partners LP, a private investment and management fund. From April 1998 through January 2002, Mr. Rochon was President of the Company. From 1988 to January 2002, Mr. Rochon was also President of Huizenga Holdings, Inc. (“Huizenga Holdings”), a privately held diversified holding company controlled by Mr. Huizenga. From 1979 to 1985, he was a certified public accountant at Coopers & Lybrand, an international public accounting firm. Mr. Rochon has also served as a director of Century Business Services, Inc., a provider of out-sourced business services, since October 1996.

      David S. Feder joined the Company as Senior Vice President — Resort Operations in October 2001 and became President and Chief Operating Officer in January 2002. From June 1999 to October 2001, Mr. Feder served as Senior Vice President and Managing Director for the Arizona Biltmore Resort & Spa. From 1987 until June 1999, Mr. Feder held various management positions with the Boca Raton Resort & Club including Senior Vice President of Marketing and Sales and Senior Vice President and General Manager. Prior to joining the Boca Raton Resort & Club, Mr. Feder served as Vice President of Sales and Marketing at the Breakers in Palm Beach, Florida, and the Innisbrook Resort in Tarpon Springs, Florida. Previously, Mr. Feder held management positions in sales, marketing and operations for Princess Hotels International, The Plaza in New York City and the St. Francis Hotel in San Francisco.

      William M. Pierce has been the Company’s Senior Vice President, Treasurer and Chief Financial Officer since March 1997. From January 1990 to March 1997, Mr. Pierce served as an officer of Huizenga Holdings and as the chief financial officer and a director of numerous other private companies owned by Mr. Huizenga. From April 1979 to December 1989, Mr. Pierce held Controller and General Manager positions for Sky Chefs, a food and retail service subsidiary of American Airlines.

      Richard L. Handley has been the Company’s Senior Vice President, Secretary and General Counsel since May 1997. From October 1995 to May 1997, Mr. Handley served as Senior Vice President and the General Counsel of AutoNation. Prior to joining AutoNation, Mr. Handley held various positions in the environmental services sector, including a principal of Randolph Management Group, Inc., a management consulting firm specializing in the environmental industry, Vice President, Secretary and General Counsel of The Brand Companies, Inc., an environmental services company, and various legal positions with affiliates of Waste Management. Prior to joining Waste Management, Mr. Handley was a lawyer in private practice in Chicago, Illinois.

      Steven M. Dauria has been a Vice President of the Company since September 1996 and its Corporate Controller since March 1997. From September 1996 to March 1997, Mr. Dauria served as the Company’s Chief Financial Officer. Prior to the Company’s initial public offering, Mr. Dauria served in various financial capacities with the Company including as Director of Finance and Administration and Chief Financial Officer from July 1994 to July 1996. From December 1993 to July 1994, Mr. Dauria served as the Controller of the Florida Marlins, a major league baseball franchise (“MLB Franchise”). From November 1991 to December 1993, Mr. Dauria served as the Controller of the New York Yankees, a MLB Franchise. Prior to that, Mr. Dauria was employed by Time Warner, Inc. and was a certified public accountant at Coopers & Lybrand.

      Steven R. Berrard has been a director of the Company since September 1996. In 1997, Mr. Berrard co-founded New River Capital Partners, a private equity firm with an investment strategy focused on branded specialty retail, e-commerce and education, and he controls New River Capital’s managing general partner. Mr. Berrard served as Co-Chief Executive Officer of AutoNation from October 1996 until September 1999. From September 1994 through March 1996, Mr. Berrard served as President and Chief Executive Officer of Blockbuster Entertainment Group. From January 1993 to September 1994, Mr. Berrard served as President and Chief Operating Officer of Blockbuster. Mr. Berrard joined Blockbuster in June 1987 as Senior Vice President, Treasurer and Chief Financial Officer, and he became a director of Blockbuster in May 1989. In addition, Mr. Berrard served as President and Chief Executive Officer and as a director of Spelling Entertainment Group Inc., a television and film entertainment producer and distributor, from March 1993 through March 1996, and served as a director of Viacom from September 1994 until March 1996. Mr. Berrard also serves as a director of Birmingham Steel Corporation, a steel producer.

      Dennis J. Callaghan has been a director of the Company since July 1997. Mr. Callaghan was an affiliate of the Boca Raton Resort & Club and was appointed to the Company’s Board of Directors in connection with the Company’s acquisition of that property. Mr. Callaghan has been President of Callaghan & Partners, Ltd., an entity founded by Mr. Callaghan to acquire, develop, finance, renovate and manage resorts, hotels and residential and commercial properties in the United States and abroad since 1990.

      Michael S. Egan has been a director of the Company since April 1997. Mr. Egan has served as the controlling investor of Dancing Bear Investments, Inc., a privately held investment company, since 1996. Mr. Egan has been Chairman of the Board of theglobe.com, an Internet on-line community, since August 1997 and served as its Chief Executive Officer since June 2002. Mr. Egan has also served as the Chairman of ANC since June 2000 and as its Chief Executive Officer since January 2001. On November 13, 2001, following the terrorist attacks of September 11, 2001, ANC and its U.S. operating subsidiaries voluntarily filed petitions for reorganization under Chapter 11 of the U.S. Bankruptcy code in Wilmington, Delaware. The Chapter 11 filing does not include the International or Canadian operations, or the independent National franchisees. From 1986 to 1996, he was the majority owner and Chairman of Alamo Rent-A-Car, Inc., now a subsidiary of ANC. Mr. Egan is also Chairman and Chief Executive Officer of Certified Vacations, a wholesale tour operator. Mr. Egan entered the car rental business with Olins Rent-A-Car, where he held various positions, including President. Before acquiring Alamo, Mr. Egan held various administrative positions at Yale University and administrative and teaching positions at the University of Massachusetts at Amherst. Mr. Egan is a graduate of Cornell University, where he received a Bachelor’s degree in Hotel Administration.

      Harris W. Hudson has been a director of the Company since September 1996. Since August 1995, Mr. Hudson has served as a director of AutoNation and since October 1996 as its Vice Chairman. Since May 1998, Mr. Hudson has served as Vice Chairman of Republic Services. Since June 1998, Mr. Hudson has served as a director of NationsRent. From August 1995 until October 1996, Mr. Hudson served as President of AutoNation. From May 1995 until August 1995, Mr. Hudson served as a consultant to AutoNation. From 1983 until August 1995, Mr. Hudson founded and served as Chairman of the Board, Chief Executive Officer and President of Hudson Management Corporation, a solid waste collection company, which was acquired by AutoNation in August 1995. From 1964 to 1982, Mr. Hudson served as Vice President of Waste Management of Florida, Inc., a subsidiary of Waste Management. Mr. Hudson is the brother-in-law of Mr. Huizenga.

      George D. Johnson, Jr. has been a director of the Company since September 1996. Since January 1995, Mr. Johnson has served as Chief Executive Officer and a director of Extended Stay. From August 1993 until January 1995, Mr. Johnson served in various executive positions with Blockbuster Entertainment Group and, prior to its merger with Viacom, with Blockbuster, including as President of the Consumer Products Divisions, and also as a director of Blockbuster. From July 1987 until August 1993, Mr. Johnson was the managing general partner of WJB Video Limited Partnership, which became the largest Blockbuster franchisee with over 200 video stores prior to its merger with Blockbuster in August 1993. Mr. Johnson also serves as a director of AutoNation and Duke Energy Corporation, a global energy company with business in electric operations, energy transmission, energy services and diversified operations.

      Henry Latimer has been a director of the Company since August 1997. Since March 2001, Mr. Latimer has been a member of Greenberg Traurig LLP, practicing in their Fort Lauderdale, Florida law office. From 1994 until March 2001, Mr. Latimer was the Managing Member of the Fort Lauderdale office of the law firm of Eckert Seamans Cherin & Mellot. From 1983 to 1994, Mr. Latimer was a partner in the Miami office of the law firm of Fine Jacobson Schwartz Nash & Block, where he served as Chairman of its Management Committee from 1993 to 1994. Prior to joining that firm, Mr. Latimer served as a circuit judge for the 17th Judicial Circuit in and for Broward County, Florida.

      Peter H. Roberts has been a director of the Company since January 2002. Since March 1999, Mr. Roberts has been President of Roberts Hotel Interests, Inc. Mr. Roberts owns and operates hotels in Florida and Virginia. From 1978 until February, 1999, Mr. Roberts was President of R & A Hotels, Inc., which owned and/or operated various hotel brands including Ritz Carlton, Marriott, Hyatt, Radisson, Holiday Inn and Best Western. Prior to joining R&A Hotels, Inc., Mr. Roberts held various management positions during his fourteen-year tenure at Marriott Corporation, including Vice President of Development, Vice President of Franchising and Vice President of Hotel Operations and Technical Services.

Meetings and Committees of the Board of Directors

      The Board of Directors held seven meetings (including actions taken by written consent) during the fiscal year ended June 30, 2002. The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Company. The Board of Directors has established an Executive Committee, a Nominating Committee, an Audit Committee and a Compensation Committee to assist it in carrying out its duties. Each director attended at least 75% of the meetings of the board and of those committees on which he served.

Executive Committee

      The Executive Committee consists of Messrs. Huizenga and Rochon, with Mr. Huizenga serving as Chairman. During the year ended June 30, 2002, the Executive Committee had one action taken by written consent and met informally throughout the year. The Executive Committee has the authority to approve, on behalf of the entire Board of Directors, by vote at a duly convened meeting of the Executive Committee, or by unanimous written consent, (a) any acquisition including any acquisition of property, or the securities and/or assets and business of any industry not involving more than $10 million in cash, securities or other consideration, and (b) any borrowing, guarantees or other transactions of the Company not involving more than $10 million in cash, securities or other consideration.

Nominating Committee

      The Nominating Committee, which had one action taken by written consent during the year ended June 30, 2002, consists of Messrs. Johnson and Egan, with Mr. Egan serving as Chairman. The Nominating Committee recommends to the Board criteria regarding the composition and size of the Board, reviews the qualifications of director candidates and recommends candidates to the Board. Although the Nominating Committee has not established formal procedures for the submission of stockholders’ recommendations for nominees for Board membership, such recommendations may be made by submitting the names and other pertinent information in writing to: Mr. Michael Egan, Chairman of the Nominating Committee, Boca Resorts, Inc., c/o corporate office, 501 East Camino Real, Boca Raton, Florida 33432.

Audit Committee

      The Audit Committee, which met six times during the year ended June 30, 2002, consists of Messrs. Latimer, Roberts and Berrard, with Mr. Berrard serving as Chairman. A charter approved by the Board of Directors governs the Audit Committee. Each member of the Audit Committee is independent under applicable New York Stock Exchange Standards. The Audit Committee’s responsibilities include (a) recommending to the full Board of Directors the selection of the Company’s independent auditors, (b) discussing the arrangements for the proposed scope and results of the annual audit with management and the independent auditors, (c) reviewing the scope of non-audit professional services provided by the independent auditors and (d) obtaining from both management and the independent auditors their observations on the Company’s system of internal accounting controls.

Audit Committee Report

      Our primary function is to assist the Board in fulfilling its oversight responsibilities by reviewing the Company’s financial reporting and audit processes, system of internal controls and ethical behavior. Management is responsible for the Company’s financial statements and the financial reporting process, including the system of internal controls. We also monitor the preparation by management of the Company’s quarterly and annual financial statements. The independent auditors, who are recommended to the Board by us, are responsible for expressing an opinion as to whether the consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States. We also are responsible for reviewing the scope of audit services in conjunction with management and the auditor and discussing with the auditor any relationships or services that may impact the objectivity and independence of the auditor.

      In fulfilling our oversight role, we met and held discussions with the Company’s management and auditors. Management advised us that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and we reviewed and discussed the consolidated financial statements and key accounting and reporting issues with management and the auditors. We discussed privately with the auditors matters deemed significant by the auditors, including those matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

      The auditors also provided us with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed with the auditors matters relating to their independence and considered whether their provision of non-audit services is compatible with their independence.

      Based on our review with management and the auditors of the Company’s audited consolidated financial statements and the auditors’ report on such financial statements, and based on the discussions described above, we recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2002 for filing with the Securities and Exchange Commission.

Steven R. Berrard, Peter H. Roberts
and Henry Latimer

As Members of the Audit Committee

Audit Fees

      The Company was billed or paid the following amounts to Ernst & Young LLP in connection with audit and other services for the year ending June 30, 2002:

Audit Fees	$185,000
Financial Information Systems Design and Implementation Fees	—
All Other Fees:
Tax Compliance	170,000
Benefit Plan Audits	35,000
Other	12,000

Total	$402,000

      In addition, prior to engaging Ernst & Young LLP, the Company paid to Arthur Andersen LLP $24,000 in connection with quarterly reviews of the Company’s interim financial statements and $100,000 for certain agreed upon procedures relating to the sale of the Company’s entertainment and sports business. Arthur Andersen LLP acted as independent accountants of the Company from 1996 until June 2002.

Compensation Committee

      The Compensation Committee, which met twice during the year ended June 30, 2002 (including actions taken by written consent), consists of Messrs. Egan and Johnson, with Mr. Egan serving as Chairman. The Compensation Committee reviews the Company’s compensation philosophy and programs, exercises authority with respect to the payment of salaries and incentive compensation to directors and executive officers, and is responsible for administering the Stock Option Plan.

Director Compensation

      Directors who are also employees of the Company do not receive additional compensation for serving on the Board of Directors. Effective January 2002, non-employee directors receive $1,000 for each committee meeting attended along with an annual retainer of $27,500 for those directors who chair a committee or $25,000 for those directors who do not chair a committee. Out-of-pocket expenses incurred on our behalf are reimbursed for all directors.

      Non-employee directors also receive periodic stock option grants under the Stock Option Plan. The Company’s current policy provides that each non-employee director receive, upon such person’s initial election as a director, an option under the Stock Option Plan to acquire, at the then fair market value, 25,000 shares of Class A Common Stock and, subject to certain limitations, an annual option grant under the Stock Option Plan to acquire an additional 10,000 shares of Class A Common Stock at each annual meeting of the Company’s stockholders at which such director is re-elected or remains a director. The Stock Option Plan provides that options granted vest in four equal annual installments beginning on the first anniversary of the date of grant, unless otherwise provided by the Board of Directors or the Compensation Committee. The Board of Directors will periodically review and may revise the compensation policies for non-employee directors.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth remuneration paid or accrued by the Company and its subsidiaries during the fiscal years ended June 30, 2002, 2001 and 2000 to the Chief Executive Officer and to each of the four most highly compensated executive officers of the Company and its subsidiaries, other than the Chief Executive Officer, who received salary and bonus which combined equaled greater than $100,000 (together, the “Named Executive Officers”), for services in all capacities while they were employees of the Company or its subsidiaries, and the capacities in which the services were rendered.

							Long-Term
							Compensation

							Securities
							Underlying
		Annual Compensation					Options to
							Purchase
					Other Annual		Class A Common
Name and Principal Position	Fiscal Year	Salary	Bonus		Compensation		Stock

H. Wayne Huizenga	2002	—	—		—		250,000 shares
Chairman of the Board	2001	—	—		—		350,000 shares
	2000	—	—		—		—
David S. Feder	2002	$425,000	$305,000	(1)	$46,619	(1)	175,000 shares
President and Chief Operating	2001	—	—		—		—
Officer	2000	—	—		—		—
William M. Pierce	2002	$250,000	—		$27,172	(2)	37,500 shares
Senior Vice President, Treasurer	2001	$250,000	—		$15,685	(2)	50,000 shares
and Chief Financial Officer	2000	$250,000	—		$8,337	(2)	50,000 shares
Richard L. Handley	2002	$136,250	—		$27,660	(2)	37,500 shares
Senior Vice President, Secretary	2001	$200,000	—		$18,863	(2)	50,000 shares
and General Counsel	2000	$200,000	—		$13,435	(2)	50,000 shares
Steven M. Dauria	2002	$217,500	—		$28,776	(2)	25,000 shares
Vice President and Corporate	2001	$200,000	—		$18,491	(2)	20,000 shares
Controller	2000	$180,000	—		$10,979	(2)	20,000 shares

(1)	Bonus compensation includes a signing bonus of $180,000 and an annual bonus of $125,000 paid to Mr. Feder after the finalization of the audited financial statements of the Company for the year ended June 30, 2002. Other annual compensation includes insurance premiums paid by the Company on behalf of Mr. Feder, contributions to Mr. Feder’s retirement fund, the leased value of an automobile made available to Mr. Feder, the value of temporary living accommodations at the Boca Raton Resort & Club in connection with his relocation and other moving expenses.
(2)	Comprised substantially of insurance premiums paid by the Company on behalf of these employees.

Employment Agreements

      In October 2001, the Company entered into an employment agreement with Mr. Feder. The employment agreement expires in October 2004 and provides for a base salary subject to annual review by the Compensation Committee (which base salary amounted to $425,000 as of June 30, 2002) and an annual incentive bonus not to exceed $125,000 based on satisfaction of certain performance criteria (except for the year ended June 30, 2002 where Mr. Feder was entitled to a signing bonus of $180,000 and an annual bonus of $125,000 paid to him after the finalization of the audited financial statements of the Company). The employment agreement also provides for reimbursement of reasonable moving expenses and temporary living accommodations incurred by Mr. Feder in connection with his relocation. If the Company terminates Mr. Feder’s employment without cause, the Company will pay Mr. Feder a severance payment in an amount equal to 300% of his base salary in effect as of the date of termination payable in equal installments over a twelve-month period.

Option Grants in Last Fiscal Year

      The following table sets forth information concerning grants of stock options made during the fiscal year ended June 30, 2002 to the Named Executive Officers.

					Potential Realizable
		% of Total			Value at Assumed
	Number of	Options			Annual Rates of Stock
	Securities	Granted to			Price Appreciation
	Underlying	Employees			for Option Term(2)
	Options	in	Exercise	Expiration
Name	Granted(1)	Fiscal Year	Price	Date	5%	10%

H. Wayne Huizenga	250,000 shares	27.4%	$9.32	11/05/11	$1,465,324	$3,713,420
Chairman of the Board
David S. Feder	75,000 shares	8.2%	$9.32	11/05/11	$439,597	$1,114,026
President and Chief Operating Officer	100,000 shares	11.0%	$10.00	10/02/11	$628,895	$1,593,742
William M. Pierce	37,500 shares	4.1%	$9.32	11/05/11	$219,799	$557,013
Senior Vice President,
Treasurer and Chief Financial Officer
Richard L. Handley	37,500 shares	4.1%	$9.32	11/05/11	$219,799	$557,013
Senior Vice President,
Secretary and General Counsel
Steven M. Dauria	25,000 shares	2.7%	$9.32	11/05/11	$146,532	$371,342
Vice President and Corporate Controller

(1)	These options become exercisable in four equal annual installments commencing on November 5, 2002, except for the award covering 100,000 shares to Mr. Feder, which becomes exercisable in four equal annual installments commencing on October 2, 2002.
(2)	As required by the rules promulgated by the Securities and Exchange Commission (the “SEC”), potential realizable values are based on the prescribed assumption that the Company’s Class A Common Stock will appreciate in value from the date of grant to the end of the option term at rates (compounded annually) of 5% and 10%, respectively, and therefore are not intended to forecast possible future appreciation, if any, in the price of the Company’s Class A Common Stock.

Fiscal Year-end Option Value Table

	Number of Securities		Value of Unexercised
	Underlying Unexercised		In-the-Money Options at
	Options at June 30, 2002		June 30, 2002

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

H. Wayne Huizenga	800,000 shares	600,000 shares	$1,358,594	$1,327,031
Chairman of the Board
David S. Feder	107,500 shares	175,000 shares	$170,625	$619,750
President and Chief Operating Office
William M. Pierce	180,000 shares	112,500 shares	$251,406	$284,094
Senior Vice President, Treasurer and Chief Financial Officer
Richard L. Handley	188,600 shares	112,500 shares	$235,156	$284,094
Senior Vice President, Secretary and General Counsel
Steven M. Dauria	73,000 shares	55,000 shares	$168,813	$152,938
Vice President and Corporate Controller

Stock Option Plan

      The Stock Option Plan is designed as a means to attract, retain and motivate key employees and directors. The Compensation Committee is currently responsible for administering and interpreting the Stock Option Plan.

      Options are granted under the Stock Option Plan on such terms and at such prices as determined by the Compensation Committee, except that the per share exercise price of the options cannot be less than the fair market value of the Class A Common Stock on the date of grant. Each option is for a term of not less than five years nor more than ten years, as determined by the Compensation Committee. The Stock Option Plan provides that options granted vest in four equal annual installments beginning on the first anniversary of the date of grant, unless otherwise provided by the Board of Directors or the Compensation Committee. However, in the event of a change of control (as such term is defined in the Stock Option Plan), all outstanding options become immediately exercisable. Options granted under the Stock Option Plan are not transferable other than by will or by the laws of descent and distribution.

      As of September 25, 2002, the Company had granted, net of cancellations, options to purchase an aggregate of 6,783,148 shares of the Class A Common Stock with exercise prices ranging from $9.31 per share to $26.38 per share, leaving 716,852 options available for future grants. The Board of Directors has unanimously approved, subject to stockholder approval, an amendment to the Stock Option Plan to increase, by 1,500,000 shares, the number of shares of Class A Common Stock which are available for issuance under the Stock Option Plan. See “Proposal Two — Amendment to the Company’s Stock Option Plan”.

Compensation Committee Report on Executive Compensation

      The Compensation Committee is composed of two outside (non-management) directors of the Company. The Committee’s responsibilities include reviewing and making recommendations to the Board of Directors generally with respect to the compensation of the Company’s executive officers. The Board of Directors reviews these recommendations and approves all executive compensation action.

      The Company’s executive compensation program is designed to align compensation with the Company’s business strategy, values and management initiatives. Historically, the components of the Company’s compensation program for executive officers have included base compensation and stock options.

     Base Compensation

      The Committee has evaluated and determined appropriate ranges of pay for all categories of management to facilitate a Company-wide systematic salary structure with appropriate internal alignment. In determining appropriate pay ranges, the Committee annually examines market compensation levels for executives who are currently employed in similar positions in public companies with comparable revenues, net income and market capitalization.

     Stock Options

      Stock options align the interests of employees and stockholders by providing value to the employee when the stock price increases. All options are granted at 100% of the fair market value of the Class A Common Stock on the date of grant.

      Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits an employer’s income tax deduction for compensation paid to certain key executives of a public company to $1,000,000 per executive per year. The Company has no executives whose salaries currently approach this level and, accordingly, has not addressed what approach it will take with respect to section 162(m), except to the extent the Stock Option Plan contains standard limits and provisions on awards which are extended to enable such awards to be exempt from the Section 162(m) deduction limits.

Compensation of Chairman

      The Compensation Committee’s approach to executive compensation is designed to focus management’s attention on and reward strong financial performance, overall leadership, strategic planning and increased shareholder value. Stock ownership is a fundamental principle underlying the philosophy and structure of the Company’s compensation. Ownership ensures alignment with the interests of stockholders and reinforces the Company’s aim of people working together.

      Mr. Huizenga has been awarded periodic grants of stock options since be became Chairman of the Board in September 1996, but has not been paid a salary or bonus. He was awarded stock options entitling him to purchase 250,000 shares of Class A Common Stock exercisable at a price of $9.32 during the year ending June 30, 2002, compared to stock options entitling him to purchase 350,000 shares of Class A Common Stock exercisable at a price of $13.69 during the year ending June 30, 2001.

      While the U.S. economic recession compounded by the tragic events of September 11 made for an exceedingly difficult business environment, Mr. Huizenga together with his management team, achieved several key objectives during the year ended June 30, 2002. In July 2001, the Company closed on the sale of the entertainment and sports business, the principal component of which was the Florida Panthers Hockey Club. The transaction yielded an after-tax gain of more than $26 million, but more importantly, converted underperforming assets into cash, which was used to pay down debt and for strategic investments to enhance the Company’s owned properties. The Company also achieved solid financial performance despite the Company’s upscale resort portfolio being adversely affected by the post September 11 travel slump. Pre-tax income from continuing operations (which excludes the non-recurring gain on the entertainment and sports business) totaled $8.9 million during the year ended June 30, 2002. The Compensation Committee’s knowledge of Mr. Huizenga’s successful business background, together with their observation of his performance during his tenure with the Company, assures the Committee of his ability to provide the Company with strong leadership.

Michael S. Egan
and George D. Johnson, Jr.

As Members of the Compensation Committee

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

      The Compensation Committee consists of Messrs. Egan and Johnson. No member of the Compensation Committee was an officer or employee of the Company or of any of its subsidiaries during the year ended June 30, 2002 or was formerly an officer of the Company or of any of its subsidiaries. During the fiscal year ended June 30, 2002, none of the executive officers of the Company served on the compensation committee of any other entity, any of whose directors or executive officers served either on the Board of Directors of the Company or on the Compensation Committee of the Company. During the fiscal year ended June 30, 2002, Mr. Huizenga served as a director of Extended Stay and AutoNation, during which time Mr. Johnson served as an executive officer of Extended Stay and Mr. Hudson served as an executive officer of AutoNation.

Performance Graph

      The following graph compares the cumulative total stockholder returns on the Class A Common Stock, based on the market price of Class A Common Stock from June 30, 1997 through June 30, 2002, with the cumulative total return of each of (a) the S&P 500 Index, (b) the current peer group consisting of Hilton Hotels Corporation, Host Marriott Corporation, Starwood Hotels & Resorts Worldwide, Wyndham International, Inc. and Vail Resorts, Inc., and (c) the peer group used in the prior year consisting of Four Seasons Hotels, Inc., Marriott International, Inc., American Skiing Company, Sun International Hotels, Ltd. and Vail Resorts, Inc. Management believes that the current peer group provides a better comparison of publicly held resort owner/operators to the Company with respect to quality of accommodations and amenities, service levels and size. The graph assumes that the value of the investment in the Class A Common Stock and in each index was $100 at June 30, 1997 and that all dividends were reinvested. The graph lines connect quarter-end dates and do not reflect fluctuations between those dates.

CUMULATIVE TOTAL RETURN

Based on an investment of $100 on June 30, 1997

				Prior
	Boca		Current	Year
	Resorts,	S&P 500	Peer	Peer
	Inc.	Index	Group	Group

June 30, 1997	$100.00	$100.00	$100.00	$100.00
September 30, 1997	$97.16	$107.49	$126.96	$114.68
December 31, 1997	$71.13	$110.58	$114.96	$110.47
March 31, 1998	$91.75	$126.00	$116.18	$135.30
June 30, 1998	$81.19	$130.16	$105.93	$122.17
September 30, 1998	$44.59	$117.21	$66.32	$89.11
December 31, 1998	$38.40	$142.18	$62.26	$108.64
March 31, 1999	$31.96	$149.26	$64.91	$116.97
June 30, 1999	$44.07	$159.78	$68.16	$132.19
September 30, 1999	$43.30	$149.80	$51.08	$112.54
December 31, 1999	$40.21	$172.09	$50.23	$112.16
March 31, 2000	$35.31	$176.04	$49.17	$108.58
June 30, 2000	$40.72	$171.36	$59.44	$126.09
September 30, 2000	$45.36	$169.70	$64.43	$131.52
December 31, 2000	$59.28	$156.43	$68.82	$146.05
March 31, 2001	$47.84	$137.88	$66.62	$137.53
June 30, 2001	$60.74	$145.95	$78.23	$156.52
September 30, 2001	$41.03	$124.53	$44.84	$110.06
December 31, 2001	$54.02	$137.83	$60.43	$135.78
March 31, 2002	$53.36	$138.21	$77.88	$150.81
June 30, 2002	$54.64	$119.70	$71.70	$128.95

      The Compensation Committee Report on Executive Compensation, the Audit Committee Report and the Performance Graph above shall not be deemed soliciting material or incorporated by reference into any of the Company’s filings with the SEC by implication or by any reference in any such filing to this Proxy Statement.

CERTAIN TRANSACTIONS

      The following is a summary of certain agreements and transactions between or among the Company and certain related parties. It is the Company’s policy to enter into any such transactions with related parties on terms that, on the whole, are no less favorable than those that would be available from unaffiliated parties. Based on management’s experience and the terms of the Company’s transactions with unaffiliated parties, it is management’s belief that all of the transactions described below involving the Company met that standard at the time such transactions were effected.

      The Company paid a management fee to Huizenga Holdings, Inc., a corporation whose sole shareholder is the Company’s Chairman, H. Wayne Huizenga, equal to 1% of total revenue, or approximately $2.7 million, $3.7 million and $4.1 million for the years ended June 30, 2002, 2001 and 2000, respectively. Following the resignation of Richard C. Rochon as President of the Company (where he served without salary), and as President of Huizenga Holdings, Inc., the management agreement was amended to limit the management fee payable for the fiscal year ending on June 30, 2003 to the lesser of 1% of total revenue, or $1.9 million. The limit on the management fee for the fiscal year ending June 30, 2003 is principally due to Mr. Rochon’s recent resignations. It is anticipated that the management agreement and fee will continue to be reviewed annually by the Company. Pursuant to the agreement, Huizenga Holdings, Inc. primarily provides certain administrative, financing, tax, investor relations and strategy related services to the Company.

      The Company paid Callaghan & Partners, Ltd. $326,000, $448,000 and $501,000 during the years ended June 30, 2002, 2001 and 2000, respectively. The Company was obligated to pay Callaghan & Partners, Ltd. 1.5% of the budgeted construction and development cost of certain approved projects. As of June 30, 2002, there were no unpaid amounts associated with such approved projects. Dennis J. Callaghan, a director of the Company, is President of Callaghan & Partners, Ltd., an entity founded by Mr. Callaghan to acquire, develop, finance, renovate and manage resorts, hotels and residential and commercial properties in the United States and abroad.

      Until June 30, 2000, Leisure Management International, Inc. (“LMI”), an entity that was 50% owned by Mr. Huizenga, managed the Miami Arena under a management agreement with Decoma Miami Associates, Ltd., a company in which the Company owns a 78% interest (“Decoma”). Under the management agreement, LMI received from Decoma management fees of approximately $142,000 for the year ended June 30, 2000. On June 30, 2000, Decoma’s contract with the Miami Sports and Exhibition Authority (“MSEA”) was terminated and the Company was paid a termination fee by MSEA of $10.5 million. Following termination of Decoma’s contract with MSEA, Decoma terminated its agreement with LMI and paid LMI a termination fee of $400,000. The Company also entered into an agreement with LMI to manage the National Car Rental Center, home of the Florida Panthers Hockey Club (which was sold by the Company in July 2001), and incurred management fees of approximately $205,000 for the year ended June 30, 2000. Mr. Huizenga disposed of his interest in LMI’s ongoing operations in March 2000.

      The Florida Panthers Hockey Club had a contract with SportsChannel Florida, a Florida limited partnership, 70% of which was owned by Mr. Huizenga until January 2000, when such entity was sold. Under the terms of the contract, the club granted local television broadcast and pay television rights, exclusively to SportsChannel Florida. Aggregate payments by SportsChannel Florida totaled $5.5 million ($2.5 million of which was paid before SportsChannel Florida was sold to the unrelated party) for the year ended June 30, 2000.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

      Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than five percent of the Class A Common Stock, to file with the SEC initial reports of ownership and reports of change in ownership of the Class A Common Stock. Such persons are required by regulations of the SEC to furnish the Company with copies of all such reports they file.

      To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company, all Section 16(a) filings with respect to the Company’s fiscal year ended June 30, 2002 were timely made.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the beneficial ownership of the Common Stock (including shares which the named individuals have the right to acquire within 60 days upon the exercise of outstanding options) as of September 25, 2002, by (a) each person known to own beneficially more than 5% of the Class A Common Stock, (b) each of the Company’s directors, (c) each of the Company’s executive officers and (d) all directors and executive officers of the Company as a group. Unless otherwise indicated, the address of the designated party is located at 501 East Camino Real, Boca Raton, Florida 33432, the Company’s principal business address.

		Options
		Exercisable	Total Shares	(1)
	Common	Within 60	Beneficially	Percent
	Stock	Days	Owned	Ownership

H. Wayne Huizenga(2)	6,785,796	975,000	7,760,796	19.2%
Richard C. Rochon(3)	870,162	525,000	1,395,162	3.5%
David S. Feder	—	151,250	151,250	*
William M. Pierce(4)	92,545	205,000	297,545	*
Richard L. Handley	15,000	213,600	228,600	*
Steven M. Dauria	10,000	83,000	93,000	*
Steven R. Berrard(5)	603,822	70,000	673,822	1.7%
Dennis J. Callaghan	88,125	400,000	488,125	1.2%
Michael S. Egan(6)	110,200	70,000	180,200	*
Harris W. Hudson(7)	391,000	70,000	461,000	1.2%
George D. Johnson, Jr.(8)	839,848	70,000	909,848	2.3%
Henry Latimer	—	70,000	70,000	*
Peter H. Roberts(9)	413,000	40,000	453,000	1.2%
All directors and executive officers as a group (13 persons)	10,219,498	2,942,850	13,162,348	31.0%
H. Wayne Huizenga, Jr.
450 East Las Olas Blvd
Fort Lauderdale, Florida 33301(10)	4,275,301	31,000	4,306,301	10.9%
Dimensional Fund Advisors, Inc.
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401(11)	2,849,500	—	2,849,500	7.2%
Capital Research and Management Company
333 South Hope Street
Los Angeles, California 90071(12)	2,526,730	—	2,526,730	6.4%
Cascade Investment, L.L.C
2365 Carillon Point
Kirkland, Washington 98033(13)	2,047,704	—	2,047,704	5.2%

* Less than one percent (1%).

(1)	The denominator used to calculate percent of beneficial ownership for each named stockholder is based on 39,547,578 shares of Common Stock outstanding at September 25, 2002, plus those shares issuable within 60 days upon exercise of any options that are held by the applicable stockholder.
(2)	The aggregate number of shares of Common Stock owned by Mr. Huizenga includes (a) 6,033,494 shares of Class A Common Stock owned by Huizenga Investment Limited Partnership, a Nevada limited partnership controlled by Mr. Huizenga, (b) 397,202 shares owned directly by Mr. Huizenga, (c) 100,100 shares owned by Mr. Huizenga’s wife and 255,000 shares of Class B Common Stock, which are all the shares of Class B Common Stock issued and outstanding. Mr. Huizenga disclaims beneficial ownership of the shares owned by his wife.

(3)	The aggregate number of shares of Class A Common Stock owned by Mr. Rochon consists of 870,162 shares owned by Weezor I Limited Partnership, a Nevada limited partnership controlled by Mr. Rochon.
(4)	The aggregate number of shares of Class A Common Stock beneficially owned by Mr. Pierce consists of 92,500 shares owned directly by Mr. Pierce and 45 shares owned by members of Mr. Pierce’s immediate family living in the same household as Mr. Pierce.
(5)	The aggregate number of shares of Class A Common Stock owned by Mr. Berrard consists of 603,822 shares owned by Berrard Holdings Limited Partnership, a Nevada limited partnership controlled by Mr. Berrard.
(6)	The aggregate number of shares of Class A Common Stock owned by Mr. Egan consists of 110,000 shares owned directly by Mr. Egan and 200 shares owned by a member of Mr. Egan’s family living in the same household as Mr. Egan.
(7)	The aggregate number of shares of Class A Common Stock owned by Mr. Hudson consists of 300,000 shares owned by the Harris W. Hudson Limited Partnership, a Nevada limited partnership controlled by Mr. Hudson and 91,000 shares owned directly by Mr. Hudson.
(8)	The aggregate number of shares of Class A Common Stock owned by Mr. Johnson consists of (a) 818,848 shares owned by GDJ, Jr. Investments Limited Partnership, a Nevada limited partnership controlled by Mr. Johnson, (b) 15,000 shares owned by Mr. Johnson’s wife, (c) 3,000 shares owned by the GD Johnson III ESA Trust and (d) 3,000 shares owned by the SP Johnson ESA Trust.
(9)	The aggregate number of shares of Class A Common Stock owned by Mr. Roberts consists of 400,000 shares owned directly by Mr. Roberts and 13,000 shares owned by Mr. Robert’s wife.

(10)	The number of shares of Common Stock beneficially owned by H. Wayne Huizenga, Jr., son of Mr. Huizenga, is based upon a review of the Form 4 filed on April 1, 2002.
(11)	The number of shares of Common Stock beneficially owned by Dimensional Fund Advisors, Inc. is based upon a review of the Schedule 13G/ A filed on February 12, 2002.
(12)	The number of shares of Common Stock beneficially owned by Capital Research and Management Company is based upon a review of the Schedule 13G filed on February 11, 2002.
(13)	The number of shares of Common Stock beneficially owned by Cascade Investment, L.L.C is based upon a review of the Schedule 13D filed on October 12, 2000.

PROPOSAL ONE

ELECTION OF DIRECTORS

      The Company’s bylaws provide that the Board of Directors shall consist of one or more members, the exact number of which may be determined from time to time by the Company’s stockholders or the Board of Directors. On July 29, 2002 the Board of Directors nominated all of its then present members for re-election as directors for a term expiring at the Company’s 2003 Annual Meeting of Stockholders or until a successor of each has been elected and qualified. All nominees have indicated their willingness to serve and, unless otherwise specified on the proxy, it is the intention of the proxy holders to vote for the nominees listed below. The confirmed nominees for the Board of Directors for the term expiring at the Company’s 2003 Annual Meeting of Stockholders or until a successor of each is duly elected and qualified are as follows:

Steven R. Berrard
Dennis J. Callaghan
Michael S. Egan
Harris W. Hudson
H. Wayne Huizenga
George D. Johnson, Jr.
Henry Latimer
Peter H. Roberts
Richard C. Rochon

      Biographical information relating to each of these nominees for director appears under the heading “BIOGRAPHICAL INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS.”

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED ABOVE. PROXY CARDS EXECUTED AND RETURNED (OR INTERNET AND TELEPHONE VOTING FOR REGISTERED HOLDERS OF COMMON STOCK) WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

PROPOSAL TWO

AMENDMENT TO THE COMPANY’S STOCK OPTION PLAN

      The Board of Directors has unanimously approved, subject to stockholder approval, an amendment to the Stock Option Plan to increase, by 1,500,000 shares, the number of shares of Class A Common Stock which are available for issuance under the Stock Option Plan as a result of grants, from time to time, to employees and directors of the Company and its subsidiaries, as well as to independent contractors and consultants performing services for the Company and its subsidiaries. The Stock Option Plan is designed as a means to attract, retain and motivate directors, key employees and consultants performing services for the Company. The Compensation Committee is responsible for administering and interpreting the Stock Option Plan.

      Options are granted under the Stock Option Plan on such terms and at such prices as determined by the Compensation Committee, except that the per share exercise price of the options cannot be less than the fair market value of the Class A Common Stock on the date of grant. Each option is for a term of not less than five years or more than ten years, as determined by the Compensation Committee. The Stock Option Plan provides that options granted vest in four equal annual installments beginning on the first anniversary of the date of grant, unless otherwise provided by the Board of Directors or the Compensation Committee. However, in the event of a change of control (as such term is defined in the Stock Option Plan), all outstanding options become immediately exercisable. Options granted under the Stock Option Plan are not transferable other than by will or by the laws of descent and distribution.

      Under the Stock Option Plan, 7,500,000 shares of Class A Common Stock are currently reserved for issuance upon the exercise of stock options. As of September 25, 2002, the Company had granted, net of cancellations, options to purchase an aggregate of 6,783,148 shares of the Class A Common Stock with exercise prices ranging from $9.31 per share to $26.38 per share, leaving 716,852 options available for future grants. The Board of Directors believes additional options must be available for issuance under the Stock Option Plan to enable the Company to continue to attract, retain and motivate directors, key employees and consultants performing services for the Company. If the amendment to the 1996 Stock Option Plan is approved, 2,216,852 options will be available for future grant.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE AMENDMENT TO THE STOCK OPTION PLAN. PROXY CARDS EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

PROPOSAL THREE

RATIFICATION OF INDEPENDENT ACCOUNTANTS

      Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. It is anticipated that a representative from Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if so desired and will be available to respond to any appropriate questions. Ernst & Young LLP replaced Arthur Andersen LLP as the Company’s independent public accountants on June 26, 2002. Arthur Andersen LLP acted as independent accountants of the Company from 1996 until June 2002.

      Arthur Andersen’s reports on the Company’s consolidated financial statements for each of the years ended June 30, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

      During each of the years ended June 30, 2001 and 2000 and through the date of this report, there were: (i) no disagreements with Arthur Andersen on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure; and (ii) no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

STOCKHOLDER PROPOSALS

      In accordance with rules promulgated by the SEC, any stockholder who wishes to submit a proposal for inclusion in the proxy material to be distributed by the Company in connection with its 2003 Annual Meeting of Stockholders must do so no later than June 5, 2003, which represents 120 calendar days before October 3 (the date of this proxy statement). Any such proposal should be submitted in writing to the Secretary of the Company at its principal executive offices.

      In addition, the Company’s bylaws require that in order for any business to be properly brought before any meeting of stockholders, including nominations for the election of directors, a stockholder must provide written notice delivered to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the corporation).

      The stockholder notice must include the stockholder’s name and address as it appears on the Company’s records and the class and number of shares of the Company’s capital stock beneficially owned by such stockholder. In addition, (a) for proposals other than nominations for the election of directors, such notice must include a description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of the stockholder in such business, and (b) for proposals relating to stockholder nominations for the election of directors, such notice must also include, with respect to each person nominated, the information required by Regulation 14A under the Exchange Act.

OTHER MATTERS

      Management does not intend to present any other items of business and knows of no other matters that will be brought before the Annual Meeting. However, if any additional matters are properly brought before the Annual Meeting, the persons named in the enclosed proxy shall vote the proxies in their discretion in the manner they believe to be in the best interests of the Company. The accompanying form of proxy has been prepared at the direction of the Board of Directors and is sent to you at the request of the Board of Directors. Your Board of Directors has designated the proxies named therein.

By order of the Board of Directors,

/s/ RICHARD L. HANDLEY
Richard L. Handley
Senior Vice President, Secretary and
General Counsel

Boca Raton, Florida

October 3, 2002

BOCA RESORTS, INC.

THIRD AMENDED AND RESTATED
1996 STOCK OPTION PLAN

      1. Statement of Purpose. This Third Amended and Restated 1996 Stock Option Plan (the “Plan”) is intended to provide certain employees, directors (both employee and non-employee directors), independent contractors and consultants of Boca Resorts, Inc., formally known as Florida Panthers Holdings, Inc., a Delaware corporation (the “Company”), and its subsidiaries with an added incentive to provide their services to the Company and to induce them to exert their maximum effort toward the Company’s success through the encouragement of stock ownership in the Company by such persons.

      2. Administration. The Plan shall be administered by a committee (the “Committee”), appointed by the board of directors of the Company (the “Board of Directors”), consisting of two or more outside directors (each of whom qualifies as an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and as a “non-employee director” under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), whose interpretation of the terms and provisions of the Plan shall be final and conclusive. The selection of employees, directors (both employee and non-employee directors), independent contractors and consultants for participation in the Plan and all decisions concerning the timing, pricing and amount of any grant or award under the Plan shall be made solely by the Committee. In the event a Committee of two or more qualifying directors cannot be formed, the Plan shall be administered by the Board of Directors. No member of the Board of Directors or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted or option agreement entered into hereunder.

      3. Eligibility. Options shall be granted only to employees (including officers) and directors (employee and non-employee directors) of the Company and its subsidiaries, as well as independent contractors and consultants performing services for the Company and it subsidiaries (collectively, the “Optionees”), selected initially and from time to time by the Committee on the basis of their importance to the business of the Company or its subsidiaries.

      4. Granting of Options. Subject to Section 10 of the Plan, the Company may grant to Optionees from time to time options to purchase an aggregate of up to 9,000,000 shares of the Company’s Class A common stock, par value $.01 per share (the “Class A Common Stock”). In the event that an option expires or is terminated or canceled unexercised as to any shares, such released shares may again be optioned (including a grant in substitution for a canceled option). Shares subject to options may be made available from authorized and unissued shares of Class A Common Stock. Options granted under the Plan shall not constitute “incentive stock options” for purposes of Section 422 of the Code. The maximum number of shares of Class A Common Stock with respect to which options may be granted during any calendar year to any person shall be 500,000. All options granted pursuant to the Plan shall be evidenced by agreements, to be executed by the Company and by the Optionee, in such form or forms as the Committee shall from time to time determine. Option agreements covering options granted from time to time or at the same time need not contain provisions specified in the Plan; provided, however, that all such option agreements shall comply with all terms and provisions of the Plan. The date of grant of an option under this Plan shall be the date as of which the Committee approves the grant.

      5. Option Price. The option price shall be determined by the Committee and, subject to the provisions of Section 10 hereof, shall be not less than the fair market value, as determined by the Committee at the time the option is granted, of the shares of Class A Common Stock subject to the option.

      6. Duration of Options, Increments and Extensions. Subject to the provisions of Section 8 hereof, each option shall be for such term of not less than five years nor more than 10 years, as shall be determined by the Committee at the time the option is granted. Each option shall become exercisable with respect to 25% of the total number of shares subject to the option 12 months after the date of its grant and with respect to each additional 25% at the end of each 12-month period thereafter during the succeeding three years. Notwithstanding the foregoing, the Committee may in its discretion (i) specifically provide for another time or times of exercise at the time the option is granted; (ii) accelerate the exercisability of any option subject to such terms and conditions as the Committee deems necessary and appropriate; or (iii) at any time prior to the expiration or termination of any option previously granted, extend the term of any option (including such options held by officers) for such additional period as the Committee in its discretion shall determine. In no event, however, shall the aggregate option period with respect to any option, including the original term of the option and any extensions thereof, exceed 10 years. Subject to the foregoing and the other provisions of this Plan, all or any part of the shares to which the right to purchase has accrued may be purchased at the time of such accrual or at any time or times thereafter during the option period.

      In the event of a Change in Control (as defined below), all outstanding options shall become immediately exercisable. Notwithstanding any other provisions hereunder, during the period of 30 days after a Change in Control, each Optionee shall have the right to require the Company to purchase from such Optionee any option granted under this Plan at a purchase price equal to the excess of fair market value per share over the option price multiplied by the number of option shares specified by the Optionee for purchase in a written notice to the Company, attention of the Secretary. A “Change in Control” shall be deemed to occur if any person (i) shall acquire direct or indirect control of at least 50% of the outstanding voting stock, or (ii) has the power (whether such power arises as a result of the ownership of capital stock by contract or otherwise) or the ability to elect or cause the election of directors consisting at the time of such election of a majority of the Board of Directors. As used herein, “person” shall mean any person, corporation, partnership, joint venture or other entity or any group (as such term is defined in Section 13(d) of the Exchange Act, and the rules promulgated thereunder). For purposes of this paragraph, “fair market value per share” shall mean the average of the highest sales price per share of the Class A Common Stock as quoted on The Nasdaq Stock Market, or by the principal exchange upon which the Class A Common Stock is listed, on each of the five trading days immediately preceding the date on which such individual so notifies the Company. The amount payable to each such individual by the Company shall be in cash or by certified check and shall be reduced by any taxes required to be withheld.

      7. Exercise of Option. As a condition to the exercise of any option, the Quoted Price (as defined below) per share of Class A Common Stock on the date of exercise must be equal to or exceed the option price referred to in Section 5 hereof. An option may be exercised by giving written notice to the Company, attention of the Secretary, specifying the number of shares to be purchased, accompanied by the full purchase price for the shares to be purchased (i) in cash, (ii) by check, (iii) to the extent permitted by applicable law by a promissory note in a form specified by the Company and payable to the Company no later than 15 business days after the date of exercise of the option, (iv) if so approved by the Committee, by shares of Class A Common Stock of the Company, (v) by delivering a written direction to the Company that the option be exercised pursuant to a “cashless” exercise/sale procedure (pursuant to which funds to pay for exercise of the option are delivered to the Company by a broker upon receipt of stock certificates from the Company) or a cashless exercise/loan procedure (pursuant to which the Optionee would obtain a margin loan from a broker to fund the exercise) through a licensed broker acceptable to the Company whereby the stock certificate or certificates for the shares for which the option is exercised will be delivered to such broker as the agent for the individual exercising the option and the broker will deliver to the Company cash (or cash equivalents acceptable to the Company) equal to the option price for the shares of Class A Common Stock purchased pursuant to the exercise of the option plus the amount (if any) of federal and other taxes that the Company may, in its judgment, be required to withhold with respect to the exercise of the option or (vi) by a combination of these methods of payment. The “Quoted Price” and the per share value of Class A Common Stock for purposes of paying the option price in accordance with the immediately preceding sentence shall equal the closing selling price per share of Class A Common Stock one business day prior to the exercise date.

      At the time of any exercise of any option, the Company may, if it shall determine it necessary or desirable for any reason, require the Optionee (or his or her heirs, legatees or legal representative, as the case may be), as a condition upon the exercise thereof, to deliver to the Company a written representation of present intention to purchase the shares for investment and not for distribution. In the event such representation is required to be delivered, an appropriate legend may be placed upon each certificate delivered to the Optionee (or his or her heirs, legatees or legal representative, as the case may be) upon his or her exercise of part or all of the option and a stop transfer order may be placed with the transfer agent. Each option shall also be subject to the requirement that, if at any time the Company determines, in its discretion, that the listing, registration or qualification of the shares subject to the option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of or in connection with, the issuance or purchase of the shares thereunder, the option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company in its sole discretion. The Company shall not be obligated to take any affirmative action in order to cause the exercisability or vesting of an option or to cause the exercise of an option or the issuance of shares pursuant thereto to comply with any law or regulation of any governmental authority.

      At the time of the exercise of any option, the Committee may require, as a condition of the exercise of such option, the Optionee (i) to pay the Company an amount equal to the amount of tax the Company may be required to withhold to obtain a deduction for federal income tax purposes as a result of the exercise of such option by the Optionee, or (ii) to make such other arrangements with the Company which would enable the Company to pay such withholding tax, including, without limitation, holding back a number of shares issuable upon exercise of the option equal to the amount of such withholding tax, or permitting the Optionee to deliver a promissory note in a form specified by the Committee or withhold taxes from other compensation payable to the Optionee by the Company, or (iii) a combination of the foregoing.

      8. Termination of Relationship and Exercise Thereafter. In the event the employment, directorship, contractor or consulting relationship between the Company and an Optionee is terminated for any reason other than death, permanent disability or retirement, such Optionee’s options shall expire and all rights to purchase shares pursuant thereto shall terminate immediately. The Committee may, in its sole discretion, permit any option to remain exercisable for such period after such termination as the Committee may prescribe, but in no event after the expiration date of the option. Unless otherwise determined by the Committee, temporary absence from employment or as a member of the Board of Directors, an independent contractor or a consultant because of illness, vacation, approved leaves of absence and transfers of employment among the Company and its subsidiaries, shall not be considered to terminate employment, directorship or contract or consulting relationship or to interrupt continuous employment, directorship or contract or consulting relationship.

      In the event of termination of said relationship because of death, permanent disability (as that term is defined in Section 22(e)(3) of the Code, as now in effect or as subsequently amended), or retirement, the option may be exercised in full, without regard to any installments or vesting schedule established under Section 6 hereof, by the Optionee or, if he or she is not living, by his or her heirs, legatees or legal representatives (as the case may be) during its specific term prior to three years after the date of death, permanent disability or retirement, or such longer period as the Committee may prescribe, but in no event after the expiration date of the option.

      9. Non-Transferability. During the lifetime of the Optionee, options shall be exercisable only by the Optionee, and options shall not be assignable or transferable by the Optionee otherwise than by will or by the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Code, or Title I of the Employment Retirement Income Security Act of 1974, as amended, or the rules thereunder.

      10. Adjustments. The number of shares subject to the Plan and options granted under the Plan shall be adjusted as follows: (i) in the event that the number of outstanding shares of Class A Common Stock is changed by any stock dividend, stock split or combination of shares, the number of shares subject to the Plan and to options granted hereunder shall be proportionately adjusted; (ii) in the event of any merger, consolidation or reorganization of the Company with any other corporation or corporations, there shall be substituted, on an equitable basis, for each share of Class A Common Stock then subject to the Plan, whether or not at the time subject to outstanding options, the number and kind of shares of stock or other securities to which the holders of shares of Class A Common Stock will be entitled pursuant to the transaction; and (iii) in the event of any other relevant change in the capitalization of the Company, an equitable adjustment shall be made in the number of shares of Class A Common Stock then subject to the Plan, whether or not then subject to outstanding options. In the event of any such adjustment, the purchase price per share shall be proportionately adjusted. The grant of an option pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes in its capital or business structure or to merge, consolidate, dissolve or liquidate, or to sell or transfer all or any part of its business or capital.

      11. Amendment of Plan. The Board of Directors may amend or discontinue the Plan at any time. However, no amendment or discontinuance shall be made without the requisite approval of the shareholders of the Company if such approval is required as a condition to the Plan continuing to comply with the provisions of Section 162(m) of the Code.

      12. Cash Proceeds. Any cash proceeds received by the Company from the sale of shares pursuant to the options granted under the Plan shall be used for general corporate purposes.

      13. No Impairment of Rights. Nothing contained in the Plan or any option granted pursuant thereto shall confer upon any Optionee any right to be continued in the employment of the Company or its subsidiaries or to be continued as an independent contractor or a consultant to the Company or its subsidiaries, or interfere in any way with the right of the Company or its subsidiaries to terminate such employment or contract or consulting relationship and/or to remove any Optionee who is a director from service on the Board of Directors or the board of directors of any of the Company’s subsidiaries at any time in accordance with the Company’s By-Laws or any provisions of applicable law.

      14. Compliance with Rule 16b-3. The Plan is intended to comply with all provisions of Rule 16b-3 or its successors promulgated under the Exchange Act necessary to secure an exemption from Section 16(b) of the Exchange Act for participating officers and directors, regardless of whether such provisions are set forth in the Plan. To the extent any provision of the Plan or action of the Plan administrators fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Plan administrators.

      15. Severability. If any provision of the Plan or any option agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

      16. Governing Law. The validity and construction of this Plan and the instruments evidencing the options granted hereunder shall be governed by the laws of the State of Florida (excluding its choice of law rules).

      17. Effective Date. The effective date of the Plan shall be November 19, 2002, the date the Plan was adopted and authorized by the Company’s stockholders.

DETACH HERE

PROXY

BOCA RESORTS, INC.

501 E. CAMINO REAL
BOCA RATON, FLORIDA 33432

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
NOVEMBER 19, 2002

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of BOCA RESORTS, INC., a Delaware corporation (the “Company”), hereby appoints STEVEN M. DAURIA and RICHARD L. HANDLEY, or either of them, the proxy or proxies of the undersigned, each with full power of substitution, to vote all shares of Class A common stock and Class B common stock (collectively, “Common Stock”) of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 9:00 a.m., Eastern Standard Time, on November 19, 2002, at the Boca Raton Resort & Club, 501 East Camino Real, Boca Raton, Florida 33432, and at all adjournments or postponements thereof, with authority to vote said Common Stock on the matters set forth on the reverse side.

     THE SHARES OF COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER, WHO SHALL BE ENTITLED TO THE NUMBER OF VOTES CORRESPONDING TO EACH SHARE OF CLASS A COMMON STOCK AND/OR CLASS B COMMON STOCK HELD BY EACH STOCKHOLDER.

SEE REVERSE		SEE REVERSE
SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SIDE

BOCA RESORTS, INC.

C/O EQUISERVE
P.O. BOX 43068
PROVIDENCE, RI 02940

VOTE BY TELEPHONE

It’s fast, convenient, and immediate! Call Toll-Free on a Touch-Tone Phone 1-877-PRX-VOTE (1-877-779-8683).

FOLLOW THESE FOUR EASY STEPS:

1.	READ THE ACCOMPANYING PROXY STATEMENT AND PROXY CARD.

2.	CALL THE TOLL-FREE NUMBER 1-877-PRX-VOTE (1-877-779-8683)

3.	ENTER YOUR VOTER CONTROL NUMBER LOCATED ON YOUR PROXY CARD ABOVE YOUR NAME.

4.	FOLLOW THE RECORDED INSTRUCTIONS.

YOUR VOTE IS IMPORTANT!
Call 1-877-PRX-VOTE anytime!

VOTE BY INTERNET

It’s fast, convenient, and your vote is immediately confirmed and posted.

FOLLOW THESE FOUR EASY STEPS:

1.	READ THE ACCOMPANYING PROXY STATEMENT AND PROXY CARD.

2.	GO TO THE WEBSITE HTTP://WWW.EPROXYVOTE.COM/RST

3.	ENTER YOUR VOTER CONTROL NUMBER LOCATED ON YOUR PROXY CARD ABOVE YOUR NAME.

4.	FOLLOW THE INSTRUCTIONS PROVIDED.

YOUR VOTE IS IMPORTANT!
Go to HTTP://WWW.EPROXYVOTE.COM/RST anytime!

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET

DETACH HERE

[X]	PLEASE MARK VOTES AS IN THIS EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS:

1.	To elect as directors of Boca Resorts, Inc. (the “Company”) all of the following nominees:

NOMINEES: (01) Steven R. Berrard, (02) Dennis J. Callaghan, (03) Michael S. Egan, (04) Harris W. Hudson, (05) H. Wayne Huizenga, (06) George D. Johnson, Jr., (07) Henry Latimer, (08) Peter H. Roberts and (09) Richard C. Rochon.

FOR ALL NOMINEES	[ ]	[ ]	WITHHELD FROM ALL NOMINEES

[ ]

For all nominees except as noted above

2.	To consider and vote upon a proposal to amend the Company’s Second Amended and Restated 1996 Stock Option Plan (the “Stock Option Plan”) to increase, by 1,500,000 shares, the number of shares of Class A common stock, par value $.01 per share, of the Company which are issuable upon the exercise of stock options granted or to be granted under the Stock Option Plan;	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]
3.	To ratify the selection of Ernst & Young LLP as the Company’s independent public accountants for the year ending June 30, 2003; and	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

4.	In their judgment, the proxies are authorized to vote upon such other business as may be properly brought before the Annual Meeting and each adjournment or postponement thereof.

	MARK HERE FOR OR ADDRESS CHANGE AND NOTE AT LEFT			[ ]

THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE FIRST THREE PROPOSALS AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING.

PLEASE MARK, DATE, SIGN AND RETURN USING THE ENCLOSED ENVELOPE. YOUR PROMPT ATTENTION WILL BE APPRECIATED.

Please sign your name exactly as it appears on the left. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles and submit evidence of appointment unless previously furnished to the Company or its transfer agent. All joint owners should sign.

Signature:	Date:	Signature:	Date: